Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
SigmaTron International, Inc.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in this Registration Statement of our report dated July 10, 2009, relating to the consolidated financial statements of SigmaTron International, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2009.
/s/ BDO Seidman, LLP
Chicago, Illinois
April 19, 2010